SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 17, 2008

FNBH BANCORP, INC.
(Exact name of registrant
as specified in charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25752 (Commission File Number)	38-2869722 (IRS Employer Identification No.)

101 East Grand River Howell, Michigan (Address of principal executive office)	48843 (Zip Code)

Registrant’s telephone number, including area code: (517) 546-3150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 8.01      Other Events

On November 13, 2008, FNBH Bancorp, Inc. (the “Corporation”) applied to participate in the United States Department of the Treasury’s TARP Capital Purchase Program under the Emergency Economic Stabilization Act of 2008 (the “Program”). Based upon a number of developments since the date of that application, the Board of Directors of the Corporation has concluded that the Corporation’s access to capital under the Program is uncertain and decided to withdraw its application to participate. To date, the Corporation understands that only two financial institutions headquartered in Michigan have been approved for participation in the Program. Given that fact, as well as the existence and substance of the written agreement between First National Bank in Howell (the “Bank”), a wholly owned subsidiary of the Corporation and the Comptroller of the Currency, dated October 16, 2008, as disclosed in the Corporation’s Current Report on Form 8-K, dated October 16, 2008, the Corporation understands that its ability to participate in the Program would be unlikely.

The Corporation’s decision to withdraw the application was further influenced by developments in the capital markets subsequent to the initiation of the Program and the submission of its application. Based upon discussions with the Corporation’s financial advisors, the Corporation understands that it may be able to access capital more readily from sources other than the federal government, and under terms that may contain more flexibility than those required under the Program.

As a result of this decision, the Corporation will seek adjournment of the scheduled special meeting of its shareholders, to be held on December 23, 2008, in order to (a) revise the proposed amendment to its Articles of Incorporation to reduce the requested number of shares of preferred stock from 500,000 shares to 30,000 shares, (b) disclose and discuss the Corporation’s election to withdraw its application for participation in the Program, and (c) set the meeting date for the adjourned meeting to January 22, 2009, at 10 a.m., local time. The Corporation will file with the Commission, and distribute to its shareholders, supplemental proxy solicitation documents to reflect the foregoing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 17, 2008	FNBH BANCORP, INC. (Registrant) By: /s/ Janice Trouba —————————————— Janice Trouba Chief Financial Officer